Exhibit 10.22

November 1, 2011

Jason Blaisure

Dear Jason:

It is our pleasure to offer you full time employment with Agro Farma, Inc. makers of Chobani Greek Yogurt. The Agro Farma brand is premiere in the industry and no other company has more experience or expertise in manufacturing Greek yogurt. You will become a part of our team that is not only committed to excellence, but also rewards innovation, recognizes individual contributions, and encourages professional growth. You will find a career at Agro Farma, Inc. to be challenging, exciting and personally rewarding.

Our strong desire to have you join us as a regular, full time employee is evidenced by the competitive compensation and benefit package offered below:

•	Position/Salary: Plant Superintendent; Salary $90,000 per year, bonus potential equal to 30% of salary based on company performance and personal goals (pro-rated your first year).

•	Medical Benefits: Eligible for enrollment on the 1st of the month following employment.

•	Vacation Time: Eligible for three weeks of vacation during your first year of employment.

•	401(k) Plan): Eligible for enrollment on the 1st of the month following ninety (90) days employment.

•	Pay Date: Weekly every Friday

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Required Information: Regulatory forms (e.g. Form I-9, W-4, etc.) will be completed on your first day of employment. Please have two (2) forms of identification for completion of Form I-9. Also, a void check or a letter from your bank is required for Direct Deposit on your first day of work.

This offer is contingent upon the successful completion of a pre-employment background verification consisting of criminal, employment/education, and professional references. You must also pass a drug test after you accept this offer of employment. This offer may be rescinded if the results of your drug test are positive or questionable.

669 County Road 25, New Berlin, NY 13411

607-847-6181 Phone

607-847-8847-Fax

Offer Letter

Your first 90 days of Agro Farma employment are considered your introductory period. During this period, you or Agro Farma can end the employment relationship at any time, for any reason, with or without cause unless prohibited by law. Agro Farma, Inc. is an employer at will. This means that either you or Agro Farma, Inc. can end the employment relationship at any time, for any reason, with or without cause, unless prohibited by law.

We appreciate your commitment to grow your career with Agro Farma. As I am sure you will agree, we are committed to your future career with Agro Farma, Inc. as evidenced by an outstanding and comprehensive compensation package.

Please indicate your acceptance of this offer by signing below and indicating your intended start date. This offer will be rescinded two weeks from the date of this letter if not accepted by the latter date.

We at Agro Farma, Inc. would like to extend a warm welcome to you!

Sincerely,

/s/ Valerie Wasielewski	/s/ Jason Blaisure	11/1/11
Valerie Wasielewski	Jason Blaisure	Date
Recruiter
Agro Farma, Inc.	Anticipated Starting Date: 11/28/11

669 County Road 25, New Berlin, NY 13411

607-847-6181 Phone

607-847-8847-Fax